EXHIBIT 99.1

INVERNESS MEDICAL INNOVATIONS ANNOUNCES
PLAN TO RESTATE PREVIOUSLY ISSUED FINANCIAL STATEMENTS

                WALTHAM, MA…December 2, 2004…Inverness Medical Innovations, Inc. (AMEX: IMA), a leading provider of women’s health and nutritional products and a developer of advanced medical devices, today announced that it concluded this week that its previously issued financial statements for the fiscal years 2002 and 2003, and for the interim periods during 2004, contain an error in the application of accounting principles generally accepted in the United States relating to the Company’s calculation of its provision for income taxes and the related deferred taxes. The facts related to this matter were known to both the Company and its auditors and were evaluated incorrectly during earlier audits and timely reviews of the Company’s financial statements.  The correction of this error will result in an incremental non-cash provision of income taxes based upon the assumption as of the date of these earlier filings that certain US net operating losses will expire unutilized in 2021 and beyond.

                The net impact of this non cash charge increases the provision for income taxes, which increases previously reported net loss in 2002 by approximately $760,000, or $0.08 per diluted share, and decreases previously reported net earnings in 2003 by approximately $1,935,000, or $0.10 per diluted share.  In 2004, the net impact of this non cash charge increases previously reported net losses by approximately $678,000, or $0.04 per diluted share in each of the first two quarters and $0.03 per diluted share in the third quarter. We anticipate the net impact of this non cash charge to be approximately $525,000, or $0.02 per diluted share in the fourth quarter of 2004.

                This adjustment as well as the effect of other valuation reserves recorded against US deferred tax assets may reverse in future periods in the event that the Company anticipates generating adequate taxable income in its US businesses to support the expectation of utilization of its deferred tax assets, which largely represent US net operating losses that begin to expire in 2021.

                The Company anticipates the maximum adverse impact on its previous 2005 guidance will be to increase its expected effective tax rate from approximately 20% to 30% resulting in a reduction of earnings per share of approximately $0.12 for the year.

                Inverness will file restated financial statements reflecting the changes discussed above.

                The Company will host a conference call beginning at 10 a.m. (Eastern Time) on Friday, December 3, 2004 to discuss this matter. During the conference call, the Company may answer questions concerning business and financial developments and trends and other business and financial matters.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

The conference call can be accessed by dialing 973-935-2401 (domestic and international), an access code is not required, or via a link on the Inverness website at www.invernessmedical.com or www.calleci.com. A telephone replay of the call will be available by dialing 973-341-3080 (domestic and international) with an access code of 5469336. That replay will be available shortly after the end of call and until 12:00 midnight (Eastern Time) on December 6, 2004.  An on demand webcast of the call will be available at the Inverness website (www.invernessmedical.com/News.htm) two hours after the end of the call and will be accessible for 12 months.

For more information about Inverness Medical Innovations, please visit our website at www.invernessmedical.com.

Inverness Medical Innovations is a leading global developer, manufacturer and marketer of diagnostic products for the over-the-counter pregnancy and fertility/ovulation test market and the professional rapid diagnostic test market. Inverness is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of consumer oriented applications including immuno-diagnostics with a focus on women’s health and cardiology. Inverness is headquartered in Waltham, Massachusetts.

Source: Inverness Medical Innovations